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                                                                    EXHIBIT 23.3

               Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report on the financial statements of Krane Products, Inc. (a wholly owned subsidiary of Krane Holdings, Inc.) as of December 31, 2001 and 2000 and for the year ended December 31, 2001, for the period January 1, 2000 through May 15, 2000 and for the period May 16, 2000 through December 31, 2000, dated March 25, 2002, included in amendment number two to the Registration Statement, filed on Form S-4, of Thane International, Inc. (Registration No. 333-76224) on or about March 29, 2002.

/s/ Moore Stephens Lovelace, P.A.
Certified Public Accountants



Orlando, Florida
March 29, 2002